Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Rodney L. Underdown
Chief Financial Officer
913-344-9200

Salt Holdings Buys Most of its Minority Shareholder Interest along with a Sulfate of Potash Business from IMC

OVERLAND PARK, KS, June 25, 2003 – Salt Holdings Corporation announced its purchase on Monday, June 23rd of most of IMC Global Inc.‘s minority shareholder interest in Salt Holdings and IMC’s remaining sulfate of potash (SOP) business in two transactions for approximately $60.5 million. Salt Holdings used cash on hand to fund the transactions.

As a result of the first transaction, IMC now holds approximately 5% of Salt Holdings’ common stock, down from its original 19.9% ownership. Additionally, Salt Holdings purchased all of its preferred stock and related notes owned by IMC. In the second transaction, Salt Holdings purchased IMC’s SOP marketing business and its Carlsbad, New Mexico SOP product line.

“These transactions will strengthen our SOP focus and provide us the opportunity to repurchase our common stock at a fair price,” said Michael E. Ducey, President and Chief Executive Officer of Salt Holdings Corporation.

Compass Minerals Group, a wholly owned subsidiary of Salt Holdings Corporation, is the second largest North American producer of salt, the largest producer of salt in the United Kingdom and a leading global producer of sulfate of potash, a specialty fertilizer. Compass Minerals Group is approximately 95% owned by Apollo Management LP and Company management, with the remainder owned by IMC Global Inc.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, weather, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s annual report on Form 10-K for the year-ended December 31, 2002.

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